     As filed with the Securities and Exchange Commission on March 6, 2000
                                                      Registration No. 333-31160

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 CELERITEK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 --------------

             CALIFORNIA                                        77-0057484
  (STATE OR OTHER JURISDICTION OF                            (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                              3236 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-5060
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 --------------

                                  TAMER HUSSENI
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                                 CELERITEK, INC.
                              3236 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-5060
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 --------------

                                   Copies to:
                               JOHN V. ROOS, ESQ.
                               Jay D. Hansen, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                                 --------------

        Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 CELERITEK, INC.

                                1,499,998 SHARES

                                 OF COMMON STOCK

        The selling stockholders listed inside are offering to sell up to 1,499,998 shares of Celeritek, Inc. common stock for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock to the selling stockholders in private transactions.


        Our common stock is listed on the Nasdaq National Market under the symbol "CLTK." March 2, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $44.75 per share.


        YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

                                   ----------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is March __, 2000.

                                 ABOUT CELERITEK

        Celeritek designs, develops, manufactures and markets gallium arsenide radio-frequency integrated circuits and high-frequency radio transceiver subsystems and components that provide core transmit and receive functions for high band width wireless voice and data communications systems and defense electronics. Our primary customers include original equipment manufacturers who integrate our products into their products. Our customers utilize our semiconductor products primarily in handsets for cellular and PCS systems and wireless local loop subscriber units. Customers use our subsystem products in microwave radios, satellite-based communications and defense electronics systems. Our defense electronics products are used for applications such as missile guidance, electronic countermeasures and communications satellites.

        We were incorporated in California in December 1984. Our executive offices are located at 3236 Scott Boulevard, Santa Clara, California 95054, and our telephone number is (408) 986-5060.

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing Celeritek. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, results of operations or cash flows could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR OPERATING RESULT MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

        Our quarterly results have fluctuated in the past, and may continue to fluctuate in the future. These fluctuations may cause our stock price to decline. Some of the factors that may cause our operating results to fluctuate include:

o       the timing, cancellation or delay of customer orders;

o       the mix of products that we sell;

o changes in our manufacturing capacity and variations in our utilization of this capacity;

o       variations in our manufacturing yields;

o the timing of our introduction of new products and the introduction of new products by our competitors;

o       market acceptance of our products;

o       variations in average selling prices of our products; and

o       changes in our inventory levels.

Any unfavorable changes in the factors listed above or general industry and global conditions could have a material adverse effect on our business, operating results and financial condition. For example, during fiscal 1999, a number of our commercial and defense contracts were either terminated or delayed and our revenues declined substantially. We cannot assure you that additional customers will not terminate contracts, that customer orders will not be delayed, or that customers will ever reinstate orders under contracts which have been delayed. We cannot assure you that we will be able to achieve or maintain quarterly profitability in the future.

        Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

WE WILL NEED TO KEEP PACE WITH RAPID PRODUCT AND PROCESS DEVELOPMENT AND TECHNOLOGICAL CHANGES TO BE COMPETITIVE.

        We compete in markets with rapidly changing technologies, evolving industry standards and continuous improvements in products. To be competitive we will need to continually improve our products and keep abreast of new technology. For example, our ability to grow will depend substantially on our ability to continue to apply our radio frequency and microwave signal processing expertise and GaAs semiconductor technologies to existing and emerging commercial wireless communications markets. New process technologies could be developed that have characteristics that are superior to our current processes. If we are unable to develop competitive processes or design products using new technologies, our operating results would be adversely affected. If we are unable to design, manufacture and market new products for existing or emerging commercial markets successfully, our business, operating results and financial condition will suffer. We cannot assure you that we will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards. Any significant delays in our development, introduction or shipment of products could have a material adverse effect on our business, operating results and financial condition.

WE MAY FACE CONSTRAINTS ON OUR MANUFACTURING CAPACITY THAT WOULD LIMIT OUR ABILITY TO INCREASE OUR SALES VOLUME.

        Our ability to respond to increased demand for our products is limited by our manufacturing capacity. If our production volumes increase significantly from expected levels, we will be required to hire, train and manage additional production personnel to successfully increase our production capacity. Additionally, we will be required to install processing and test equipment to increase capacity. This equipment can have long lead times to deliver and install. We cannot assure you that we would be able to implement these changes successfully and in a timely manner. We have begun to use an independent foundry to supplement the manufacture of our wafers. If this foundry is unable to deliver our products in a timely manner at acceptable yields, it could have an adverse affect on our capacity. A delay for any reason in capacity increase would limit our ability to increase sales volumes. In addition, if we fail to increase production and do not have sufficient capacity to satisfy the demand for our products, our relationships with customers could be harmed.

THE VARIABILITY OF OUR MANUFACTURING YIELDS MAY AFFECT OUR GROSS MARGINS.

        The success of our business depends largely on our ability to produce our products efficiently through a manufacturing process that results in a large number of usable products, or yield, from any particular production run. In the past we have experienced significant delays in our product shipments due to lower than expected production yields. Due to the rigid technical requirements for our products and manufacturing processes, our production yields can be negatively affected for a variety of reasons, some of which are beyond our control. For instance yield may be reduced due to:

        o defects in masks which are used to transfer circuit patterns on to wafers;

        o impurities in materials used;

        o contamination of the manufacturing environment; and

        o equipment failures.

        Our manufacturing yields also vary significantly among our products due to product complexity and the depth of our experience in manufacturing a particular product. We cannot assure you that we will not experience problems with our production yield in the future. Decreases in our yields can result in substantially higher costs for our products. If we cannot maintain acceptable yields in the future our business, operating results, and financial condition will suffer.

BECAUSE MANY OF OUR EXPENSES ARE FIXED, OUR EARNINGS WILL DECLINE IF WE DO NOT MEET OUR PROJECTED SALES.

        Our business requires us to invest heavily in manufacturing equipment and a related support infrastructure that we must pay for regardless of our level of sales. To support our manufacturing capacity we also incur costs for maintenance and repairs and employ personnel for manufacturing and process engineering functions. These expenses, along with depreciation costs also do not vary greatly, if at all, as our sales decrease. In addition, the lead time for developing and manufacturing our products often require us to invest in manufacturing capacity in anticipation of future demand. If future demand does not materialize or if our product sales decline we may continue to incur many of these manufacturing-related costs causing our results to suffer. For instance, during fiscal 1999, demand for some of our products declined faster than our ability to reduce our costs and our business was negatively affected. If our sales projections are inaccurate or we experience declines in demand for our products we may not be able to reduce many of our costs very rapidly, if at all, and our business, operating results and financial condition may be harmed.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS. IF WE LOSE ONE OR MORE OF OUR SIGNIFICANT CUSTOMERS, OR IF PURCHASES BY ONE OF OUR KEY CUSTOMERS DECREASE, OUR REVENUES WILL DECLINE AND OUR BUSINESS WILL BE NEGATIVELY IMPACTED.

        A substantial portion of our sales are derived from sales to original equipment manufacturers. For example, in the nine months ended December 31, 1999 sales to our top ten customers accounted for approximately 63% of our total net sales, and one customer accounted for more than 10% of our sales for this period. We expect that sales to a limited number of customers will account for a large percentage of our sales in the future. Where our products are designed into an original equipment manufacturer's product, our sales volumes depend upon the commercial success of the original equipment manufacturer's product. Sales to most of our large customers can vary significantly from quarter to quarter. For instance, commercial wireless and communications markets may not grow, or may grow more slowly than we anticipate. Our operating results have been materially and adversely affected in the past by the failure of anticipated orders to be realized and by deferrals or cancellations of orders as a result of changes in demands for our customers' products. Such fluctuations in demand or the loss of one or more of these customers could negatively impact our business, operating results and financial condition.

OUR PRODUCTS MAY NOT PERFORM AS DESIGNED IN COMPLEX SYSTEMS AND MAY HAVE ERRORS OR DEFECTS THAT ARE FOUND ONLY AFTER FULL DEPLOYMENT WHICH COULD RESULT IN LIABILITY CLAIMS AGAINST US.

        Our customers establish demanding specifications for performance and reliability of our products. We can not assurance you that problems will not occur in the future with respect to performance and reliability of our products in conforming to customer specifications. If such problems do occur, we could experience increased costs, delays in or reductions, cancellations or rescheduling of orders and shipments, product returns and discounts, and product redesigns, any of which would have a negative impact on our business, operating results and financial condition. Errors in our products may result in legal claims that could damage our reputation and our business, increase our expenses and impair our operating results.

RAPID TECHNOLOGICAL CHANGE IN THE COMMUNICATIONS INDUSTRY MAY RENDER OUR PRODUCTS OR INVENTORY OBSOLETE.

        Many of our products are components in communication or other equipment with a relatively short life cycle. Our inventory is subject to rapid obsolescence due to the short life cycle of the end products into which our products integrate. For example, the life cycle of cellular and PCS telephones is expected to be relatively short with models, features and functionality of such equipment evolving rapidly. In fiscal 1999, we wrote off obsolete inventory when one of our customers stopped producing the handset that incorporated our power amplifier. Our business, operating results and financial condition could be materially adversely affected by excess or obsolete inventory levels if our customers' products evolve more rapidly than anticipated or if demand for a product does not materialize.

INTENSE COMPETITION IN OUR INDUSTRY COULD RESULT IN OUR LOSING CUSTOMERS OR BEING UNABLE TO ATTRACT NEW CUSTOMERS. AS A RESULT, OUR REVENUE COULD DECLINE OR WE COULD EXPERIENCE LOSSES.

        We compete in an intensely competitive industry and we expect our competition to increase. A number of companies produce products that compete with ours or could enter into competition with us. Such competitors or potential future competitors, include, Alpha Industries, Inc., Anadigics Inc., Conexant Systems, Inc., Fujitsu Compound Semiconductor Inc., Hitachi Ltd., Microwave Technology Inc., NJRC, RF Micro Devices Inc., Remec, Inc., Royal Philips Electronics, N.V., SPC Electronics America, Inc., ST Microwave, Telaxis Communications Corporation and TriQuint Semiconductor, Inc. In addition, a number of smaller companies may introduce competing products. Many of our current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than we have and have achieved market acceptance of their existing technologies. Our ability to compete successfully depends upon a number of factors, including

      o the rate at which our customers incorporate our products into their systems;

      o our product quality, performance and price;

      o the effectiveness of our sales and marketing personnel;

      o our ability to rapidly develop new products with commercially desirable features;

      o our ability to produce and deliver products to our customer's schedules;

      o our capability to evolve as industry standards change; and

      o the number and nature of our competitors.

We cannot assure you that we will be able to compete successfully with our exiting or new competitors. If we are unable to compete successfully in the future, our business, operating results and financial condition will be harmed.

WE DEPEND ON A RELATIVELY SMALL NUMBER OF SUPPLIERS AND VENDORS. IF WE LOSE ONE OR MORE OF THESE SOURCES OF SUPPLIES OR SERVICES, DELIVERY OF OUR PRODUCTS COULD BE DELAYED OR PREVENTED AND OUR BUSINESS AND OUR BUSINESS COULD SUFFER.

        Some of the components for our existing products are only available from single sources, and certain other components for our products are presently available or acquired only from a limited number of suppliers. In the event that any of these suppliers are unable to fulfill our requirements in a timely manner, we may experience an interruption in production until we locate alternative sources of supply. Similarly, we contract with vendors in Asia to assemble and test most of our products. In certain circumstances one vendor performs assembly and testing services for all of our supply of a single product. The failure of one or more of our key suppliers or vendors to fulfill our orders in a timely manner and with acceptable quality and yields could cause us to not meet our contractual obligations, could damage our customer relationships and could harm our business, operating results and financial condition.

OUR PRODUCTS HAVE EXPERIENCED RAPIDLY DECLINING UNIT PRICES.

        In each of the markets where we compete, prices of established products tend to decline significantly over time. Accordingly, to remain competitive, we believe that we must continue to develop product enhancements and new technologies that will either slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our results of operations would be materially and adversely affected.

WE DEPEND ON OUR KEY MANAGERIAL AND TECHNICAL PERSONNEL. IF WE CAN NOT ATTRACT AND RETAIN PERSONS FOR OUR CRITICAL MANAGEMENT AND TECHNICAL FUNCTIONS WE MAY BE UNABLE TO COMPETE.

        Our success depends in significant part upon the continued service of our key technical, marketing, sales and senior management personnel and our continuing ability to attract and retain highly qualified technical, marketing, sales and managerial personnel. In particular, in the past we have experienced difficulty attracting and retaining qualified engineers and thin-film microwave technicians. Competition for these kinds of experienced personnel is intense, and we can not assure you that we can retain our key technical and managerial employees or that we can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. Our failure to attract, assimilate or retain key personnel could have a material adverse effect on our business, operating results and financial condition.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

        We are subject to a variety of federal, state and local laws, rules and regulations related to the discharge and disposal of toxic, volatile and other hazardous chemicals used in our manufacturing process. Our failure to comply with present or future regulations could result in fines being imposed on us, suspension of our production or a cessation of our operations. Such regulations could require us to acquire significant equipment or to incur substantial other expenses in order to comply with environmental regulations. Any past or future failure by us to control the use of or to restrict adequately the discharge of hazardous substances could subject us to future liabilities and could cause our business, operating results and financial condition to suffer. In addition, under some environmental laws and regulations we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY OUR ABILITY TO COMPETE IN THE MARKET MAY BE IMPAIRED.

        Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although there are no pending lawsuits against us or notices that we are infringing anyone's intellectual property rights, we could be notified in the future that we are infringing someone's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringement. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected. In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

        In addition, to retain our intellectual property rights we may be required to seek legal action against infringing parties. This legal action may be costly and may result in a negative outcome. An adverse outcome in such litigation could subject us to significant liability to third parties, could put our patents at risk of being invalidated or narrowly interpreted and could put our patent applications at risk of not issuing. If we are not successful in protecting our intellectual property our business will suffer.

OUR ORGANIZATIONAL DOCUMENTS AND STOCKHOLDER RIGHTS PLAN MAKE IT HARDER FOR US TO BE ACQUIRED WITHOUT THE CONSENT AND COOPERATION OF OUR BOARD OF DIRECTORS AND MANAGEMENT AND MAY LIMIT THE PRICE THAT INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

        The ability of our board of directors to issue preferred stock at any time with rights preferential to those of our common stock and the presence of our stockholder rights plan may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock. The practical effect of these provisions is to require a party seeking control of our company to negotiate with our board. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS.

        We rely on vendors outside of the United States for manufacturing and assembly. We contract with third parties located in Asia to supply a substantial portion of our manufactured products and assemble nearly all of our products overseas. In addition, we have a design center in the United Kingdom. Due to our reliance on foreign suppliers, assemblers and the conduct of our research and development activities in the United Kingdom, we are subject to risks of conducting business outside of the United States. These risks include the negative impact of currency fluctuations, which could affect the price of our products and/or the cost of producing them.

                     NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "believes," "can," continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology.

        Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

        o  this prospectus,

        o  in the materials referred to in this prospectus;

        o  in the materials incorporated by reference into this prospectus;
           and

        o  in our press releases.

        No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

        The selling stockholders hold unregistered shares of our common stock that they obtained directly from us in a private placement that closed between February 4, 2000 and February 10, 2000. We agreed to register 1,499,998 shares of our common stock for resale by the selling stockholders. The selling stockholders may offer and sell the shares from time to time pursuant to the terms of this prospectus, as further discussed under the caption, "Plan of Distribution."


        The following table sets forth information for each selling stockholder based on information known to us as of February 23, 2000 when there were 9,261,001 shares of our common stock outstanding. The table and accompanying footnotes assume that the selling stockholders sell all of the shares listed next to their names in the column entitled "Shares to be Offered," but retain shares of our common stock that are not being offered under this prospectus. We are unable to determine the exact number of shares that selling stockholders will actually sell or when those sales will occur. Information in the table is based upon information supplied to us by the selling stockholders. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of the common stock shown as owned by them, subject to community property laws where applicable. To prevent dilution to the selling stockholders, the numbers in the table may change because of stock splits, stock dividends or similar events involving our common stock. None of the selling stockholders have held any positions or offices or have had material relationships with us or any of our affiliates within the past three years other than as a result of their ownership of our common stock.



                                                                                      SHARES TO BE
                                              SHARES OWNED                                OWNED
                                             BEFORE OFFERING                          AFTER OFFERING
                                          ----------------------   SHARES TO BE  ----------------------
                  NAME                      NUMBER    PERCENTAGE     OFFERED       NUMBER    PERCENTAGE
---------------------------------------    -------    ----------   ------------    ------    ----------
Kahn Capital Management L.P.(1)            772,200       8.3%        545,000   227,200         2.5%
Brian Kahn(1)                               69,000        *           69,000         0           0
Bricoleur Partners I L.P.(2)               258,000       2.8%         10,500   247,500         2.7%
Bricoleur Partners II L.P.(2)              209,300       2.3%        170,300    39,000           *
Aventine International Ltd.(2)              90,100        *            9,200    80,900           *
Lyxor Master Fund Channel Islands(3)        10,000        *           10,000         0           0
Gruber & McBaine Int'l(3)                   40,900        *           16,000    24,900           *
Jon D. Gruber(3)                            19,000        *            5,000    14,000           *
Thomas O. Lloyd-Butler(3)                    3,000        *            1,000     2,000           *
Lagunitas Partners L.P.(3)                 135,000        *           28,000   107,000          1.2%
Gottardo Bank                               99,999       1.1%         99,999         0           0
John Galt Fund L.P.(4)                      69,444        *           69,444         0           0
John Galt Offshore Fund(4)                   3,611        *            3,611         0           0
Zurich HFR Nmaster Hedge Fund Index LTD      7,500        *            7,500         0           0
Asset Management Holding Co                 19,444        *           19,444         0           0
Schottenfeld Associates                    150,000       1.6%        150,000         0           0
Puglisi Capital Partners, L.P.              50,000        *           50,000         0           0
Snorkel Bay & Co                           150,000       1.6%        150,000         0           0
Snail Sand & Co                             47,000        *           47,000         0           0
JB Were Global Small Companies Fund(5)       7,000        *            7,000         0           0
NZFunds Global Small Companies Trust(5)     27,000        *           27,000         0           0
James Sloman Jr.                             5,000        *            5,000         0           0


----------
* Represents beneficial ownership of less than 1% of common stock.

(1) Mr. Kahn has voting and investment power over the shares held by Kahn Capital Management L.P. Mr. Kahn disclaims beneficial ownership of shares held by Kahn Capital Management, L.P., except to the extent of his direct pecuniary interest in such shares.

(2) Bricoleur Capital Management L.L.C. has voting and investment power over the shares held by Bricoleur Partners I L.P., Bricoleur Partners II L.P., Aventine International Ltd. and Lyxor Master Fund Channel Islands. The aggregate share ownership of these funds and other funds managed by Bricoleur Capital Management L.L.C. is 616,400 or 6.7% prior to the offering and 416,400 or 4.5% after the completion of the offering. Bricoleur Capital Management L.L.C. disclaims beneficial ownership over shares held by funds it manages except to the extent of its pecuniary interest in such shares.

(3) Gruber & McBain Capital Management LLC has voting and investment power over shares held by Gruber & McBain Int'l and Lagunitas Partners LP. Mr. Gruber and Mr. Lloyd-Butler are members of Gruber & McBain Capital Management LLC. The aggregate ownership of persons and funds affiliated with Gruber & McBain Capital Management LLC prior to the offering is 274,500 or 3% and 224,500 or 2.4% after the offering. Gruber & McBain Capital Management LLC disclaims beneficial ownership of shares held by its affiliated persons and entities.


(4) John Galt Capital Management has voting and investment power over the shares held by the John Galt Fund LP and the John Galt Offshore Fund. The aggregate ownership of these funds and persons that share control over John Galt Capital Management is 79,995 prior to the offering and 6,900 after completion of the offering, in each case less than 1% of our outstanding common stock.


(5) The J.B. Were Global Small Companies Fund and the NZFunds Global Small Companies Trust are affiliated with Wellington Management Company, L.L.P. Prior to the offering Wellington Management Company, L.L.P. has shared power to vote or dispose of 461,800, or 5% of shares of common stock outstanding prior to the offering and 427,800 shares, or 4.6% after the offering. Wellington Capital Management Company L.L.P. disclaims beneficial ownership of these shares except to the extent of its direct pecuniary interest therein.

                              PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The sale of the shares may be effected in one or more of the following methods:

        o ordinary brokers' transactions, which may include long or short sales;

        o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

        o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

        o "at the market" to or through market makers or into an existing market for the shares;

        o in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

        o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

        o any combination of the foregoing, or by any other legally available means.

        In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the securities act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                  LEGAL MATTERS

        The validity of the issuance of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.


                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus and refer you to the documents listed below:

        o our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

        o our Proxy Statement for the 1999 Annual Meeting of Stockholders;

        o our Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 1999;

        o the description of our common stock contained in our registration statement on Form 8-A, filed on November 2, 1995, including any amendment or report filed for the purpose of updating the description; and

        o all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 1999.

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

        Investor Relations
        Celeritek, Inc.
        3236 Scott Boulevard
        Santa Clara, California  95054
        (408) 986-5060

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                1,499,998 SHARES

                                 CELERITEK, INC.

                                  Common Stock

                                    --------

                                   PROSPECTUS

                                    --------

                                 March __, 2000


You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to give you different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement, is accurate as of any date other than the date on the front of those documents.

                               Table of Contents:


                                                              Page
          About Celeritek                                       2
          Risk Factors                                          3
          Note Regarding Forward-Looking Statements             8
          Use of Proceeds                                       8
          Selling Stockholders                                  9
          Plan of Distribution                                  10
          Legal Matters                                         11
          Experts                                               11
          Where You Can Find More Information                   12

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

                                                                   AMOUNT TO BE PAID
                                                                   -----------------
       SEC registration fee....................................        $  15,680
       Legal fees and expenses.................................        $  15,000
       Accounting fees and expense..............................       $  25,000
       Miscellaneous expenses .................................        $   4,320
                                                                       ---------
       Total  .................................................        $  60,000
                                                                       =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

        The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its current directors and officers which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.


 EXHIBIT
  NUMBER                               DESCRIPTION OF DOCUMENT
 -------                               -----------------------
   4.1(1)      Restated Articles of Incorporation of Registrant

   4.2(1)      Bylaws of Registrant, as amended to date.

   4.3(1)      Form of Registrant's Stock Certificate


   4.4*        Registration Rights Agreement dated February 4, 2000 between the
               Registrant and the Parties identified on Exhibit A thereto.

   5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

  23.1         Consent of Ernst & Young LLP, Independent Auditors

  23.2*        Consent of Counsel (included in Exhibit 5.1)

  24.1*        Power of Attorney (included on page II-4)



* Previously filed.



(1) Incorporated by reference from the Company's Registration Statement of Form S-1 (Commission File No. 33-98854), which became effective on December 19, 1995.

ITEM 17.  UNDERTAKINGS.

        Celeritek hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Celeritek pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That, for the purpose of determining any liability under the Securities Act, each filing of Celeritek's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Celeritek pursuant to the foregoing provisions, or otherwise, Celeritek has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Celeritek of expenses incurred or paid by a director, officer, or controlling person of Celeritek in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Celeritek will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on March 6, 2000.

                                            CELERITEK, INC.

                                            By:  /s/ TAMER HUSSENI
                                                 -----------------------
                                                 Tamer Husseni
                                                 Chief Executive Officer,
                                                 President and Director



                                POWER OF ATTORNEY



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.




          SIGNATURE                                  TITLE                              DATE
          ---------                                  -----                              ----
/s/ TAMER HUSSENI              Chief Executive Officer, President and Director   March 6, 2000
---------------------------    (Principal Executive Officer)
Tamer Husseni

/s/ MARGARET E. SMITH          Chief Financial Officer and Assistant Secretary   March 6, 2000
---------------------------    (Principal Financial and Accounting Officer)
Margaret E. Smith

            *                  Director                                          March 6, 2000
---------------------------
Robert H. Gallagher

            *                  Director                                          March 6, 2000
---------------------------
Thomas W. Hubbs

            *                  Director                                          March 6, 2000
---------------------------
William D. Rasdal

            *                  Director                                          March 6, 2000
---------------------------
Charles P. Waite

*By: /s/ MARGARET E. SMITH
     ----------------------
     Margaret E. Smith
     Attorney-in-Fact

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER                                   DESCRIPTION OF DOCUMENT
 -------                                   -----------------------
   4.1(1)      Restated Articles of Incorporation of Registrant

   4.2(1)      Bylaws of Registrant, as amended to date.

   4.3(1)      Form of Registrant's Stock Certificate

   4.4*        Registration Rights Agreement dated February 4, 2000 between the
               Registrant and the Parties identified on Exhibit A thereto.

   5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

  23.1         Consent of Ernst & Young LLP, Independent Auditors

  23.2*        Consent of Counsel (included in Exhibit 5.1)

  24.1*        Power of Attorney (included on page II-4)



* Previously filed.



(1) Incorporated by reference from the Company's Registration Statement of Form S-1 (Commission File No. 33-98854), which became effective on December 19, 1995.